Exhibit 99.1

Determining return on a property-by-property basis and not allocating certain expenses in connection with such determination could affect the total return to partners of the operating partnership (and indirectly may reduce the total return to our common stockholders).

While dividends and distributions to holders of common stock and to unaffiliated limited partners of the operating partnership will not differ, upon liquidation of the partnership, expenses not allocated to individual properties, such as legal, accounting and board expenses, may reduce the total return to unaffiliated limited partners of the operating partnership (and indirectly may reduce the total return to our common stockholders). Also, the amount our Manager, in its capacity as the special limited partner, is entitled to under the operating partnership agreement is determined on a property-by-property basis, the return to our Manager, in its capacity as the special limited partner, with respect to a particular investment is not affected by the success or failure of subsequent investments. Accordingly, the total amount our Manager, in its capacity as the special limited partner, is entitled to at the time of a disposition could be greater than the amount it would otherwise be entitled to if it were determined on an overall basis. Furthermore, we have the discretion to recontribute to the operating partnership both cash available for distribution and net sale proceeds otherwise distributable to the partners other than in connection with the special limited partner interest or the preferred units. To the extent that any such cash available for distribution or net sale proceeds is so recontributed to the operating partnership, then such amounts would not be dividended or otherwise distributed to our common stockholders.